January 26, 2007

TO WHOM IT MAY CONCERN

RE: CONCLUSION OF BLACKOUT PERIOD

The trading blackout was imposed by the Company because of and specifically relating to the Royalty Pharma negotiations.

When these negotiations have reached a conclusion, and a news release is issued with respect to same, announcing any final agreement to the public, and the material facts that you are presently in possession of by reason of your special relationship with the Company can be considered as having been absorbed by the market, the blackout will be lifted and insider trading restrictions will not longer apply.

No time frame can be provided with respect to the length of time the negotiations will take.

Once the news release has been disseminated on the wires, the length of time that it takes for the material facts to be generally disseminated and received by the public is not hard and fast, but a reasonable time period must pass following the dissemination of the news release. A good rule of thumb would be a 24 hour hold following dissemination and filing on SEDAR.

IF YOU HAVE ANY FURTHER QUESTIONS REGARDING THIS MATTER, PLEASE CALL PATRICIA PURDY AT 604 696-3604 (or email at plpurdy@vancouver-law.com) FOR CLARIFICATION.